Exhibit (a)(2)(b)

FLAT ROCK ENHANCED INCOME FUND

STATEMENT OF RIGHTS AND PREFERENCES

OF

FLOATING RATE SERIES A CUMULATIVE TERM PREFERRED SHARES due 2025

Flat Rock Enhanced Income Fund, a Delaware statutory trust (the “Trust”), hereby states that:

The Trust has (i) classified an unlimited number of shares as authorized but unissued preferred shares of the Trust, par value $0.001 per share; (ii) approved the designation and issuance by the Trust of up to 1,000 shares of Floating Rate Series A Cumulative Term Preferred Shares, par value $0.001 per share; and (iii) the preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Trust’s Floating Rate Series A Cumulative Term Preferred Shares, par value $0.001 per share, as set by the Board, are as follows.

DESIGNATION

Floating Rate Series A Cumulative Term Preferred Shares: A series of 1,000 preferred shares, par value $0.001 per share, liquidation preference $10,000 per share, is hereby designated “Floating Rate Series A Cumulative Term Preferred Shares” (the “Series A Preferred Shares”). Each Series A Preferred Share may be issued on a date to be determined by the Board of Trustees or its delegates and as are set forth in this Statement of Rights and Preferences; and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to preferred shares of the Trust (“Preferred Shares”), as are set forth in this Statement of Rights and Preferences. The Series A Preferred Shares shall constitute a separate series of Preferred Shares.

This Statement of Rights and Preferences sets forth the rights, powers, preferences, and privileges of the holders of the Series A Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences, and privileges of the holders of the Series A Preferred Shares under the Declaration (as defined herein), as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Declaration with respect to any such rights, powers, preferences, and privileges, this Statement of Rights and Preferences shall control. Except as contemplated by the immediately preceding sentence, the Declaration shall control as to the Trust generally and the rights, powers, preferences, and privileges of the other shareholders of the Trust.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Rights and Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adviser” means Flat Rock Global, LLC or such other Person as shall be serving as the investment adviser of the Trust.

“Applicable Margin” means 3.75%.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are stock, including all Outstanding Series A Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock/shares or repurchase of its common stock/shares), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays, or holidays) next preceding the time of such determination.

“Board of Trustees” means the Board of Trustees of the Trust or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday nor a Sunday.

“By-Laws” means the By-Laws of the Trust, as further amended from time to time.

“Common Shares” means the non-senior Shares of beneficial interest, par value $0.001 per share, of the Trust.

“Contract Rate” means an interest rate per annum equal to the sum of (a) Term SOFR as selected by the Board of Trustees (or its designee) plus (b) the Applicable Margin. However, if the Fund should issue any other senior security (whether representing stock or indebtedness, and whether or not of the same class as the Series A Shares) within six (6) months of the issuance of the Series A Shares, where the sum of: 1) the spread over SOFR; and 2) the value of the offering discount divided by the term of security is higher than the sum of: 1) the spread over SOFR; and 2) the value of the offering discount divided by the term of security for the Series A shares, the Contract Rate applicable to the Series A Shares shall be deemed to automatically reset to such higher rate as of the date of the issuance of such other senior security. The Fund shall provide notice of the Contract Rate and Dividend Payment Date to the holders of the Series A Preferred Shares for each Dividend Period as soon as reasonably practicable, and in no case later than one business day before the beginning of each such Dividend Period.

“Date of Original Issue” means November 9, 2023 with respect to the Series A Preferred Shares, and for the purposes of this Statement of Rights and Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Declaration” means the Amended and Restated Agreement and Declaration of Trust, and as further amended, supplemented or restated from time to time (including by this Statement of Rights and Preferences or by way of any other supplement or Statement of Rights and Preferences authorizing or creating a class of shares of beneficial interest in the Trust).

“Deposit Assets” means cash, Short Term Money Market Instruments and U.S. Government Obligations. Each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Dividend Disbursing Agent” means, with respect to the Series A Preferred Shares, U.S. Bank, N.A. and its successors or any other dividend disbursing agent appointed by the Trust and, with respect to any other class or series of Preferred Shares, the Person appointed by the Trust as dividend disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series A Preferred Shares, any date on which dividends and distributions declared by, or under authority granted by, the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Rights and Preferences and shall for the purposes of this Statement of Rights and Preferences have a correlative meaning with respect to any other class or series of Preferred Shares. The Fund shall provide notice of the Dividend Payment Date to the holders of the Series A Preferred Shares for each Dividend Period as soon as reasonably practicable, and in no case later than one business day before the beginning of each such Dividend Period.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Rights and Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Governing Documents” means the Declaration and the By-Laws.

“Liquidation Preference” shall, with respect to the Series A Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Rights and Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Market Value” means the amount determined by the Trust with respect to specific assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Part II hereof.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Trust except:

(a)	any such Preferred Share theretofore cancelled by the Trust or delivered to the Trust for cancellation;

(b)	any such Preferred Share as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Trust in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to this Statement of Rights and Preferences with respect thereto; and

(c)	any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which the Trust or any subsidiary of the Trust is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Trust, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means all series of the preferred shares, par value $0.001 per share, of the Trust, and includes the Series A Preferred Shares.

“Record Date” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Rights and Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Rights and Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Series A Preferred Shares” means the Floating Rate Series A Cumulative Term Preferred Shares, par value $0.001 per share, of the Trust.

“Series A Asset Coverage Cure Date” means, with respect to the failure by the Trust to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each month, the shorter of (i) the Business Day immediately prior to the declaration of a dividend or distribution on Common Shares, or (ii) the Business Day immediately prior to a notice of offer to repurchase Common Shares, including pursuant to Rule 23c-3 under the 1940 Act.

“Short Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Trust, the remaining term to maturity thereof is not in excess of 180 days:

(i)	commercial paper rated A-1 or higher or deemed to be of comparable quality by the Adviser;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations.

“Term SOFR” has the meaning ascribed to such term in Schedule A annexed hereto and incorporated herein. Each determination of Term SOFR shall be made by the Board of Trustees (or its designee) and shall be conclusive in the absence of manifest error. Term SOFR and any Benchmark Replacement (as defined in Schedule A) are subject to the terms and conditions set forth in Schedule A. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or Early Opt-In Event (as each such term is defined in Schedule A), Term SOFR means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Agreement.

“Trust” means Flat Rock Enhanced Income Fund, a Delaware statutory trust.

“U.S. Government Obligations” means direct obligations of the United States or obligations issued by its agencies or instrumentalities and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Valuation Date” means such date as the context indicates.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.

PART II

FLOATING RATE SERIES A CUMULATIVE TERM PREFERRED SHARES due 2025

1.	Number of Shares; Ranking.

(a)	The initial number of authorized Shares constituting the Series A Preferred Shares to be issued is 1,000. No fractional Series A Preferred Shares shall be issued.

(b)	Series A Preferred Shares which at any time have been redeemed or purchased by the Trust shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

(c)	The Series A Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such Shares are entitled.

(d)	No holder of Series A Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Trust which it may hereafter issue or sell.

2.	Dividends and Distributions.

(a)	Holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions, at the Issuer’s continuing discretion, at the Contract Rate (computed on the basis of a 360-day year and the actual days elapsed between distribution dates) of the Liquidation Preference on the Series A Preferred Shares and no more, payable, at the Issuer’s continuing discretion, monthly or quarterly on the 15th of the relevant month in each year (each a “Dividend Payment Date”) commencing on December 15, 2023 (or, if any such day is not a Business Day, then on the next succeeding Business Day without any additional payment for the delay in payment). The Fund shall provide notice of the Dividend Rate and Dividend Payment Date to the holders of the Series A Preferred Shares for each Dividend Period as soon as reasonably practicable, and in no case later than one business day before the beginning of each such Dividend Period. Dividends and distributions will be payable to holders of record of Series A Preferred Shares as they appear on the share register of the Trust at the close of business on the preceding Business Day (each, a “Record Date”) in preference to dividends and distributions on Common Shares and any other capital shares of the Trust ranking junior to the Series A Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series A Preferred Shares that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series A Preferred Shares shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b)	(i)	No full dividends or distributions shall be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series A Preferred Shares shall be entitled to any dividends or distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series A Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series A Preferred Shares that may be in arrears.

(ii)	For so long as Series A Preferred Shares are Outstanding, the Trust shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series A Preferred Shares as to dividends and distribution of assets upon liquidation) in respect of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, or (except as required under Rule 23c-3 under the 1940 Act) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Trust ranking junior to the Series A Preferred Shares as to dividends and distribution of assets upon liquidation), unless, in each case, all cumulative dividends and distributions on all Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend Disbursing Agent) and the Trust has redeemed the full number of Series A Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii)	Any dividend payment made on the Series A Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c)	Not later than the Business Day immediately preceding each Dividend Payment Date, the Trust shall deposit with the Dividend Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities or time deposits) on or prior to such Dividend Payment Date. The Trust may direct the Dividend Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3.	Liquidation Rights.

(a)	In the event of any liquidation, dissolution, or winding up of the affairs of the Trust, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Trust available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $10,000.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Trust, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Trust.

(b)	If, upon any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the assets of the Trust available for distribution among the holders of all Outstanding Series A Preferred Shares, and any other Outstanding class or series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series A Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to liquidation.

4.	Redemption. The Series A Preferred Shares shall be redeemed by the Trust as provided below:

(a)	Mandatory Redemptions.

(i)	If the Trust is required to redeem any Preferred Shares (which may include Series A Preferred Shares) pursuant to paragraphs 6(b) or 6(c) of Part II hereof, then the Trust shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on a Series A Asset Coverage Cure Date (a “Cure Date”), as the case may be, fix a redemption date that is on or before the Cure Date and proceed to redeem shares as set forth in paragraph 4(c) hereof; provided, however, that the Trust may fix a redemption date that is after the Cure Date, with respect to a Rule 23c-3 repurchase, if the Board of Trustees determines in good faith that extraordinary market conditions exist as a result of which disposal by the Trust of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value, (i.e., as contemplated under Rule 23c-3, for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets). On such redemption date, the Trust shall redeem, out of funds legally available therefor, (i) the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Trust may include any proportion of Series A Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Trust having Asset Coverage equal to or greater than the, as the case may be, immediately prior to the opening of business on such Cure Date or (ii) if such Asset Coverage equal to or greater than the, as the case may be, cannot be so restored, all of the Outstanding Series A Preferred Shares, at a price equal to $10,000.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Trust) through the date of redemption (the “Redemption Price”).

In the event that Preferred Shares are redeemed pursuant to paragraphs 6(b) or 6(c) of Part II hereof, the Trust may, but is not required to, redeem an additional number of Series A Preferred Shares pursuant to this paragraph 4(a) which, in the event that all of the Series A Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Trust shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.

(ii)	If for any reason the Trust is no longer registered as an investment company under the 1940 Act, the Trust shall within ten business days redeem pursuant to a Redemption Notice as described in paragraph 4(c) of Part II hereof, all then outstanding Series A Preferred Shares, at a price equal to $10,000.00 per Share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Trust) through the date of redemption.

(iii)	At such time as the Fund cannot elect treatment as, or is no longer treated as, a Regulated Investment Company under the Internal Revenue Code of 1986, as amended.

(iv)	In all circumstances, all remaining Series A Preferred Shares shall be redeemed by November 9, 2025 at the then current Redemption Price.

(b)	Redemptions at Option of Trust. None.

(c)	Procedures for Redemption.

(i)	If the Trust shall be required to redeem Series A Preferred Shares pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by email or first class mail to each holder of the shares to be redeemed at such holder’s address as the same appears on the share register of the Trust on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series A Preferred Shares. Each such Notice of Redemption shall state:

(A)	the redemption date as established by the Board of Trustees or its delegatee;

(B)	the number of Series A Preferred Shares to be redeemed;

(C)	the CUSIP number(s) of such shares (if any);

(D)	the Redemption Price (specifying the amount of accumulated dividends and distributions to be included therein);

(E)	the place or places where the certificate(s) (if any) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state), are to be surrendered for payment in respect of such redemption;

(F)	that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date;

(G)	the provisions of this paragraph 4 under which such redemption is made; and

(H)	in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption.

If fewer than all Series A Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii)	If the Trust shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend Disbursing Agent so agrees, another date not later than the redemption date, the Trust shall (A) deposit with the Dividend Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares to be redeemed and (B) give the Dividend Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares called for redemption on the redemption date. The Trust may direct the Dividend Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Trust shall default in making payment of the Redemption Price), all rights of the holders of the Series A Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Trust shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series A Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed shall, to the extent permitted by law, be repaid to the Trust, after which the holders of the Series A Preferred Shares so called for redemption shall look only to the Trust for payment of the Redemption Price thereof. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii)	On or after the redemption date, each holder of Series A Preferred Shares that are subject to redemption shall surrender such shares (or be deemed to have surrendered such shares) to the Trust as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv)	In the case of any redemption of less than all of the Series A Preferred Shares pursuant to this Statement of Rights and Preferences, such redemption shall be made pro rata from each holder of Series A Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v)	Notwithstanding the other provisions of this paragraph 4, the Trust shall not redeem any Series A Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series A Preferred Shares and other Preferred Shares ranking on a parity with the Series A Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Trust) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series A Preferred Shares.

If the Trust shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series A Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Trust shall redeem on such redemption date the number of Series A Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series A Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Trust shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

(d)	Redemptions at Option of Holders. Upon notice of (i) any material amendment, alteration, addition to, or repeal of the Statement of Rights and Preferences in respect of the shares that is deemed to, in the aggregate, adversely affect the rights and preferences of the holders of the Series A Preferred Shares, (ii) the occurrence of any “assignment” of the Investment Advisory Agreement between the Fund and Flat Rock Global, LLC; or (iii) such time as Shiloh Bates no longer serves as portfolio manager of the Fund; the holders of the Series A Preferred Shares may redeem the all or a portion of the Series A Preferred Shares upon not less than two business days’ notice to the Trust (a “Holder Redemption Notice”). Upon delivery of a Holder Redemption Notice, the Trust and the holders shall follow the procedures for redemption described in described in paragraph 4(c) of this Part II.

5.	Voting Rights.

(a)	General. Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees, or as required by applicable law, holders of Series A Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series A Preferred Shares shall be entitled to one vote for each Series A Preferred Share held and the holders of the Outstanding Preferred Shares, including Series A Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that the holders of the Outstanding Preferred Shares, including Series A Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of capital shares of the Trust, to elect two of the Trust’s trustees. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding capital shares of the Trust, including the holders of the Outstanding Preferred Shares, including the Series A Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b)	Right to Elect Majority of Board of Trustees. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of trustees constituting the Board of Trustees shall be automatically adjusted as necessary to permit the holders of Outstanding Preferred Shares, including the Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust) to elect the number of trustees that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above (if any), would constitute a simple majority of the Board of Trustees as so adjusted. The Trust and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Declaration, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A Voting Period shall commence:

(i)	if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series A Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii)	if at any time holders of any other Preferred Shares are entitled to elect a majority of the trustees of the Trust under the 1940 Act or Statement of Rights and Preferences creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

(c)	Right to Vote with Respect to Certain Other Matters. Subject to paragraph 1 of Part III of this Statement of Rights and Preferences, so long as any Series A Preferred Shares are Outstanding, the Trust shall not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Preferred Shares Outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of this Statement of Rights and Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Rights and Preferences, including the Series A Preferred Shares (significantly reduces, or is expected to reduce, the market price of Preferred Shares). To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares are Outstanding, the Trust shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Rights and Preferences for a series of Preferred Shares (significantly reduces, or is expected to reduce, the market price of Preferred Shares) differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares Outstanding of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series A Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including Series A Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares (significantly reduces, or is expected to reduce, the market price of Preferred Shares) or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 5(c), the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Trust duly called (i) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including Series A Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including Series A Preferred Shares) pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the Preferred Shares.

(d)	Voting Procedures.

(i)	As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Trust shall call a special meeting of such holders and instruct an agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 7 nor more than 40 days after the date of mailing of such notice. If the Trust fails to send such notice to an agent or if the Trust does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii)	For purposes of determining any rights of the holders of Series A Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Rights and Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series A Preferred Share which is not Outstanding shall not be counted.

(iii)	The terms of office of all persons who are trustees of the Trust at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares (if any) and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Trust.

(iv)	Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining trustees shall constitute the trustees of the Trust and the voting rights of such holders of Preferred Shares, including Series A Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board immediately preceding such Voting Period.

(e)	Exclusive Remedy. Unless otherwise required by law, the holders of Series A Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series A Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends and distributions on the Series A Preferred Shares, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.

6.	Coverage Tests.

(a)	Determination of Compliance. For so long as any Series A Preferred Shares are Outstanding, the Trust shall make the following determinations:

(i)	Asset Coverage. The Trust shall have Asset Coverage prior to making dividend payments to or disbursements to, or repurchasing Common Shares.

(b)	Failure to Meet Asset Coverage. If the Trust fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not promptly cured (i.e. within five Business Days, the “Cure Date”) as of the related Series A Asset Coverage Cure Date, (i) the Trust shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Trust’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series A Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Trust’s discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Trust have Asset Coverage with respect to the Series A Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption and (ii) deposit with the Dividend Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(c)	Status of Shares Called for Redemption. For purposes of determining whether the requirements of paragraphs 6(a)(i) and 6(a)(ii) hereof are satisfied, (i) no Series A Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend Disbursing Agent (or paying agent) shall not be included.

7.	Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares.

(a)	So long as any Series A Preferred Shares are Outstanding, the Trust may issue and sell one or more series of a class of senior securities of the Trust representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Trust shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Trust then outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Trust upon the distribution of the assets of the Trust or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Trust then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

(b)	So long as any Series A Preferred Shares are Outstanding, the Trust may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Trust representing stock under Section 18 of the 1940 Act in addition to the Series A Preferred Shares and other Preferred Shares then Outstanding, provided that (i) the Trust shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Notice of Redemption has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the Series A Preferred Shares and all other Preferred Shares then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares upon liquidation or the distribution of the assets of the Trust or in respect of the payment of dividends.

PART III

ABILITY OF THE BOARD OF TRUSTEES TO MODIFY THE STATEMENT OF RIGHTS AND PREFERENCES

The Board of Trustees, without further action by the shareholders, may amend, alter, add to, or repeal any provision of this Statement of Rights and Preferences if such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the Preferred Shares (significantly reduces, or is expected to reduce, the market price of Preferred Shares). To the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series A Preferred Shares or any other shares of the Trust, may amend the provisions of this Statement of Rights and Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares (significantly reduces, or is expected to reduce, the market price of Series A Preferred Shares). In all cases, the holders of the Series A Preferred Shares shall be provided at least ten business days’ notice of any such change contemplated by this Part III.

SCHEDULE A

to

STATEMENT OF RIGHTS AND PREFERENCES

BENCHMARK REPLACEMENT PROVISIONS

1.	Benchmark Replacement Provisions. Notwithstanding anything to the contrary in the Agreement:

(a)	Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder, without further action or consent of the Holders, effective on the applicable Benchmark Replacement Date.

(b)	Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, the Board of Trustees will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the holders of record of Series A Preferred Shares as they appear on the share register of the Trust (collectively, the “Holders”).

(c)	Notices; Standards for Decisions and Determinations. The Board of Trustees will promptly notify the Holders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Board of Trustees pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in the Board of Trustee’s sole discretion and without any Holder’s consent.

2.	Illegality; Market Conditions. Notwithstanding anything to the contrary contained in these Benchmark Replacement Provisions or in the Agreement, subject to the occurrence of a Benchmark Transition Event or an Early Opt-in Election, if (a) any change in law has made it unlawful, or any governmental authority has asserted that it is unlawful, for the Board of Trustees make cash dividends and distributions with interest rates based on Term SOFR or SOFR or (b) the Board of Trustees determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that Term SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event or an Early Opt-in Election, then the Board of Trustees shall give notice thereof to the Holders and may (A) declare that cash dividends and distributions with interest rates based on Term SOFR or SOFR will not thereafter be made by the Board of Trustees and (B) declare that all outstanding cash dividends and distributions with interest rates based on Term SOFR or SOFR made by the Board of Trustees be converted to the Base Rate immediately, in which event the Contract Rate shall thereafter mean the Base Rate in effect from time to time plus 0.5% per annum, in each case, unless and until the Board of Trustee’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above).

Schedule A, Page 1

3.	Certain Defined Terms. As used in this Rider and in the Agreement:

“Base Rate” means, on any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½% and (c) the Prime Rate in effect on such day.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event or Early Opt-in Election, as applicable, has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark in accordance with the terms hereof.

“Benchmark Replacement” means, with respect to any replacement of the then- current Benchmark, the sum of (a) the alternate benchmark rate of interest that has been selected by the Board of Trustees as the replacement for the then current Benchmark and (b) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Board of Trustees, in each case, giving due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Statement of Rights and Preferences.

“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that the Board of Trustees decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by the Board of Trustees.

“Benchmark Replacement Date” means the date specified by the Board of Trustees in a notice to Holders following a Benchmark Transition Event or Early Opt-in Election.

Schedule A, Page 2

“Benchmark Transition Event” means, with respect to the then current Benchmark, a public statement or publication of information by or on behalf of the administrator of such Benchmark, or a regulatory supervisor for such administrator, announcing that (a) such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely; or (b) such Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Early Opt-in Election” means the election by the Board of Trustees to declare that the then current Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by the Board of Trustees of written notice of such election to Holders indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then-current Benchmark.

“Floor” means the rate per annum equal to 1.00%.

“Prime Rate” means the “prime rate” which from time to time published in the “Money Rates” column of The Wall Street Journal (Eastern Edition, New York Metro); provided, however, if the Money Rates column of The Wall Street Journal (Eastern Edition, New York Metro) ceases to be published or otherwise does not designate a “prime rate” as of a Business Day, the Board of Trustees has the right to obtain such information from a similar business publication of its selection. The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator, selected by the Board of Trustees in its reasonable discretion, of the forward-looking term rate based on SOFR).

Schedule A, Page 3

“Term SOFR” means, as of any date of determination, the forward-looking term rate based on SOFR for a tenor of one month or three months (as selected by the Board of trustees or its designee) on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the then applicable calendar month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on such Periodic Term SOFR Determination Day such rate has not been published by the Term SOFR Administrator, then Term SOFR will be the forward-looking term rate based on SOFR for a tenor of one month or three months (as selected by the Board of trustees or its designee) as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. The Issuer may use SOFR for a tenor of three months as the Term SOFR rate with respect to calculation of the final dividend payment even if the final dividend payment is for a term of two months.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator, selected by the Board of Trustees in its reasonable discretion, of the forward-looking term rate based on SOFR).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Schedule A, Page 4